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                                                                    Exhibit 10.8


            AGREEMENT dated as of November 27, 1996 between Anthra Pharmaceuticals, Inc., a Delaware corporation (the "Company") and Dr. Joseph Gulfo ("Gulfo").

                              W I T N E S S E T H:

            WHEREAS, Gulfo is currently employed by the Company as Vice President-Clinical and Regulatory Affairs; and

            WHEREAS, the Company and Gulfo would like to establish certain arrangements in respect of Gulfo's employment by the Company.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, Gulfo and the Company agree as follows:

            In the event of a Change of Control of the Company (as defined below) prior to two years from the date hereof while Gulfo is an employee of the Company, the Company or its successor shall pay to Gulfo upon consummation of the Change of Control (the "Effective Date") a lump sum amount equal to 12 months of his then current base salary, less applicable taxes; provided, however, that such payment is conditioned on Gulfo's agreement and covenant to continue working with the Company or its successor, at the request of the Company or its successor, as a consultant (at a mutually agreed upon hourly rate) in the Company's New Jersey location, with respect to the services Gulfo was providing to the Company immediately prior to the Change of Control during normal business days for a period of three months following the Effective Date.

            For the purposes of this paragraph, a "Change of Control" of the Company shall be deemed to have occurred if there is a consummation of any of the following: (i) the sale of all or substantially all of the Company's assets;
(ii) the sale of 80% or more of the outstanding capital stock of the Company, including a sale pursuant to a tender offer or exchange offer, in a single or integrated transaction; or (iii) the sale of the Company through a consolidation or merger (other than an merger of the Company with one or more of its majority-owned subsidiaries) in which either, the Company is not the surviving corporation, or the acquisition is as a result of a reverse triangular merger, provided in either case the stockholders of the Company immediately before such consolidation or merger own less than 50% of the outstanding capital stock of the surviving corporation immediately after such consolidation or merger.

            Gulfo acknowledges that, notwithstanding the foregoing, he is employed "at will" by the Company, subject to the terms of that certain offer letter dated July 12, 1994 forwarded by the Company to Gulfo and nothing herein shall be construed to provide Gulfo with a right to employment by the Company or its successor; provided, however that it is agreed by the parties that Gulfo shall not be terminated prior to any potential Change in Control for the purpose of circumventing the obligations of the Company hereunder.


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            The Agreement shall inure to the benefit of and be binding upon the
Company and its successors and assigns.

            This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have signed this agreement, as of the date previously set forth.

                                    ANTHRA PHARMACEUTICALS, INC.


                                    By: /s/ Michael C. Walker
                                        ------------------------------------
                                        Name:  Michael C. Walker
                                        Title:    President



                                        /s/ Joseph Gulfo   11/27/96
                                        ------------------------------------
                                               Dr. Joseph Gulfo


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